                                   EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT


BriteSmile Management, Inc., a Utah corporation, wholly owned by the Company

BriteSmile Delaware, Inc., a Delaware corporation, wholly owned by the Company

BriteSmile International Limited, a foreign corporation, wholly owned by the Company

Ion Laser Technology Development Company, a Utah corporation, wholly owned by the Company.